Exhibit 99.1

THE BEARD COMPANY                                                         News Release

Enterprise Plaza, Suite 320
5600 North May Avenue	Herb Mee, Jr., President

Oklahoma City, Oklahoma 73112

(405) 842-2333	OTCBB: BRCO

THE BEARD COMPANY

ANNOUNCES RESULTS FOR SECOND QUARTER

AND SIX MONTHS OF 2006

FOR IMMEDIATE RELEASE: Monday, August 14, 2006

Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today reported a net loss of $665,000, or $0.12 per share, for the second quarter of 2006 compared with a net loss of $375,000, or $0.06 per share in the comparable 2005 quarter. Revenues were up sharply, increasing 56% to $509,000 in the current quarter versus $327,000 a year ago.

Revenues escalated 74% to $991,000 for the current six months versus $570,000 for the comparable 2005 period. For the six months ended June 30, 2006, we reported a net loss of $1,298,000 versus a net loss of $750,000 in the 2005 period. Our loss per common share for the 2006 six months was $0.23 per share versus a loss of $0.13 per share for the 2005 period.

Herb Mee, Jr., President, stated: “Despite the losses, we believe we are finally approaching a turnaround in our operations. Our Pinnacle Project should be in operation next month and we expect to have first coal production and start generating cash flow from the project by the end of the month.”

Our common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Our operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction and operation of fertilizer plants in China, oil and gas production, and our e-commerce activities aimed at developing business opportunities to leverage starpay™’s intellectual property portfolio of Internet payment methods and security technologies.

Statements regarding future profitability and operations, including the timing of those activities, are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact The Beard Company. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in our filings with the Securities and Exchange Commission. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or otherwise.

Fax Number (405) 842-9901	Email: hmee@beardco.com

THE BEARD COMPANY AND SUBSIDIARIES

Results of Operations

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2006	2005	2006	2005

Revenues	$ 509,000	$ 327,000	$ 991,000	$ 570,000
Expenses	932,000	627,000	1,836,000	1,250,000

Operating loss.	(423,000)	(300,000)	(845,000)	(680,000)
Other income (expense).	(244,000)	(123,000)	(427,000)	(187,000)

Loss from continuing operations
before income taxes	(667,000)	(423,000)	(1,272,000)	(867,000)
Income tax expense	-	(14,000)	-	(33,000)

Loss from continuing operations.	(667,000)	(437,000)	(1,272,000)	(900,000)

Earnings (loss) from discontinued operations	2,000	62,000	(26,000)	150,000

Net loss	$ (665,000)	$ (375,000)	$ (1,298,000)	$ (750,000)

Net earnings (loss) per average common share outstandingA:
Basic and diluted:
Loss from continuing operations.	$ (0.12)	$ (0.07)	$ (0.23)	$ (0.15)
Earnings from discontinued operations	$ -	$ 0.01	$ -	$ 0.02

Net loss	$ (0.12)	$ (0.06)	$ (0.23)	$ (0.13)

Weighted average common shares outstanding:
Basic and diluted	5,638,000	6,010,000	5,619,000	5,880,000

_____________________

ABasic earnings (loss) per share are computed by dividing earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per common share reflect the potential dilution that could occur if our outstanding stock options and warrants were exercised (calculated using the treasury stock method) and if our preferred stock were converted to common stock. Diluted loss per share from continuing operations exclude potential common shares issuable upon conversion of convertible preferred stock and convertible notes, and on issuance upon exercise of stock options and warrants as the effect would be anti-dilutive.

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Herb Mee, Jr.
President
THE BEARD COMPANY
e-mail: hmee@beardco.com
Telephone: (405) 842-2333
Fax: (405) 842-9901